EXHIBIT 10.4


                                                                    MACNOR CORP.
                                                             318 PINEHURST DRIVE
                                                               OAKVILLE, ONTARIO
                                                                  CANADA L6J 4X5
                                                         TEL/FAX: (905) 844-4522


To:       Board of Directors of
          ASTRIS ENERGI INC.

Date:     1 October 1999


          Gentlemen:

          This confirms the understanding reached in our meeting on 13 September 1999.

o MACNOR will open a Website for Astris, and will market small fuel cell products, including scientific and popular products such as QUICKCELL, LABCELL, TL4 and other test equipment. Products will be made by Astris s.r.o. (fuel cells) and by Macnor (electronic test equipment). MACNOR will bear the cost of opening the Website.

o ASTRIS will receive 5% of value of sales achieved this way, to be accounted for annually, to assist Astris in achieving some cash income.

          Yours very truly,


          /s/  Jiri K. Nor
        ----------------------
         Jiri K. Nor, P.Eng.

Accepted and Agreed by all directors of ASTRIS ENERGI INC.